EXHIBIT 2.3
                                                                     -----------

                               GUARANTY AGREEMENT

            1. Obligation Guaranteed. For valuable consideration, the undersigned ("Guarantor") unconditionally guarantees to BASALITE CONCRETE PRODUCTS, LLC, a Nevada limited liability company, and the EDITH GREENBERG IRREVOCABLE TRUST ("Obligees") the following obligation of WESTERN POWER & EQUIPMENT CORPORATION, a Delaware corporation, ("Obligor"), the payment of any and all indebtedness of Obligor to Obligees. The word "indebtedness" is used in its most comprehensive sense and includes any and all advances, debts, obligations, and liabilities of Obligor or any one or more of them, whenever made, incurred, or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Obligor may be liable individually or jointly with others, or whether recovery may be or become barred by any statute of limitations or otherwise become unenforceable.

            2. Death, Insolvency or Bankruptcy of Obligor. Guarantor unconditionally guarantees the payment of any and all indebtedness of Obligor to Obligees, whether or not due or payable by Obligor, upon (a) the death, dissolution, insolvency, or business failure of, or any assignment for the benefit of creditors by, or commencement of any bankruptcy, reorganization, arrangement, moratorium, or other debtor relief proceedings by or against Obligor or Guarantors, or (b) the appointment of a receiver for, or the attachment, restraint of, or making or levying of any court order or legal process affecting the property of Obligor or Guarantors, and jointly and severally unconditionally promise to pay this indebtedness to Bank, or order, on demand, in lawful money of the United States.

            3. Extent of Liability. The liability Guarantor shall not exceed at any one time the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) for principal, together with all interest on the indebtedness or any part not exceeding the foregoing limitation, and attorneys' fees, costs, and expenses as provided in Paragraph 9 of this Agreement. This guarantee may be terminated with regard to future transactions provided Guarantor gives written notice of termination to Obligees. Notice shall be deemed effective as of noon of the next succeeding business day following receipt of notice by Obligees. No such notice shall release Guarantor from any liability as to any guaranteed indebtedness that may be owing to or held by Obligees or in which Obligees may have an interest or for which Obligees may be obligated at the time of receiving notice, and all extensions or renewals. The liability of Guarantor under this Agreement is exclusive and independent of any security for or other guarantee of the indebtedness of Obligor, whether executed by Guarantor or any other party, and the liability of Guarantor under this Agreement is not affected or impaired by (a) any indebtedness exceeding Guarantor's liability; (b) any direction of application by Obligor or any other party; (c) any other continuing or other guaranty, undertaking, or maximum liability of Guarantor or of any other party as to the indebtedness of Obligor; (d) any payment on or in reduction of any other guaranty or undertaking; (e) any notice of termination of this Agreement as to future transactions given by, or the death or termination of, or the revocation or release of any obligations under this Agreement of the Guarantor;
(f) any dissolution, termination, or increase, decrease, or changes of personnel of any of the Guarantor; or (g) any payment made to the Obligees on the indebtedness that Obligees repay to Obligor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium, or other debtor relief proceeding; Guarantor waives any right to the deferral or modification of Guarantor's obligations by virtue of any such proceeding.

            4. Joinder of Parties. The obligations of Guarantor is independent of the obligations of Obligor, and a separate action or actions may be brought and prosecuted against Guarantor, whether action is brought against Obligor or whether Obligor be joined in any such action or actions. Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting their liability under this Agreement or the enforcement of this Agreement. Any payment by Obligor or other circumstance that operates to toll any statute of limitations as to Obligor shall also operate to toll the statute of limitations as to Guarantor.

            5. Change of Obligation. Guarantor authorizes Obligees (whether or not after revocation or termination of this guaranty) without notice or demand (except any notice or demand that is required by statute and cannot be waived) and without affecting or impairing their liability, from time to time to (a) renew, compromise, extend, accelerate, or otherwise change the time for performance of, or otherwise change the terms of the obligation including, but not limited to, increasing or decreasing the rate of interest; (b) take and hold security for the performance of this guaranty or the obligation guaranteed, and exchange, enforce, waive, and release any security;

(c) apply security and direct the order or manner of sale of security as Obligees in its discretion may determine; and (d) release or substitute the Guarantor. Obligees may without notice assign this guaranty in whole or in part.

            6. Capacity and Authority of Obligor. It is not necessary for Obligees to inquire into the capacity or powers of Obligor or the officers, directors, partners, or agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance on the professed exercise of those powers shall be guaranteed under this Agreement. If one or more of the Obligor is a partnership, the words "Obligor" and "indebtedness" as used in this Agreement include all successor partnerships and their liabilities to Obligees.

            7. Subordination. Any indebtedness of Obligor now or later held by Guarantor is subordinated to the indebtedness of Obligor to Obligees, and all indebtedness of Obligor to Guarantors, if Obligees so requests, shall be collected, enforced, and received by Guarantors as trustees for Obligees and be paid over to Obligees on account of the indebtedness of Obligor to Obligees, without affecting or impairing in any manner the liability of Guarantors under the other provisions of this guaranty. Any instruments now or later evidencing any indebtedness of Obligor to the undersigned shall be marked with a legend that they are subject to this guaranty, and, if Obligees so request, shall be delivered to Obligees.

            8. Waiver of Defenses.

                        a. Guarantor waives any right to require Obligees to (a) proceed against Obligor; (2) proceed against or exhaust any security held from Obligor; or (3) pursue any other remedy in Obligees' power whatsoever.

                        b. Guarantor waives any defense based on or arising out of any defense of Obligor other than payment in full of the indebtedness, including without limitation any defense based on or arising out of the disability of Obligor, the unenforceability of the indebtedness from any cause, or the cessation from any cause of the liability of Obligor other than payment in full of the indebtedness.

                        c. Obligees may, at either of their sole and separate election, foreclose on any security held by Obligees by one or more judicial sales, whether or not every aspect of any sale is commercially reasonable, or exercise any other right or remedy Obligees may have against Obligor, or any security, without affecting or impairing in any way the liability of Guarantor under this Agreement, except to the extent that the indebtedness has been paid.

                        d. Guarantor waives all rights and defenses arising out of an election of remedies by Obligees, even though that election of remedies, such as nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor's rights of subrogation and reimbursement against the principal by operation of Code of Civil Procedure Section 580d or otherwise.

                        e. Until all indebtedness of Obligor to Obligees is paid in full, even though that indebtedness is in excess of Guarantor's liability under this Agreement, Guarantor shall have no right of subrogation, shall waive any right to enforce any remedy that Obligees now have or may later have against Obligor, and shall waive any benefit of, and any right to, participation in any security now or later held by Obligor. Guarantor waives all presentments, demands for performance, notices of protest, notices of dishonor, notices of acceptances of this guaranty, and notices of the existence, creation, or incurring of new or additional indebtedness.

                        f. Guarantor assumes all responsibility for keeping themselves informed of Obligor' financial condition and assets, and of all other circumstances bearing on the risk of nonpayment of the indebtedness and the nature, scope, and extent of the risks that Guarantor assumes and incurs under this Agreement, and agrees that Obligees shall have no duty to advise Guarantors of information known to it regarding those circumstances or risks.

            9. Attorneys' Fees and Costs. In addition to the amounts guaranteed under this Agreement, Guarantor agrees to pay reasonable attorneys' fees and all other costs and expenses incurred by Obligees in enforcing this guaranty in any action or proceeding arising out of, or relating to, this guaranty.

            10. Liens and Setoffs. In addition to all liens on, and rights to setoff against the money, securities, or other property of Guarantor given to Obligees by law, Obligees shall have a lien on and a right of setoff against all money, securities, and other property of Guarantor now or later in the possession of Obligees, whether held in a general or specific account, or for safekeeping or otherwise; and every lien and right of setoff may be exercised without demand on or notice to Guarantors.

            11. Nonwaiver of Rights of Obligees. No right or power of Obligees under this Agreement shall be deemed to have been waived by any act or conduct on the part of Obligees, or by any neglect to exercise that right or power, or by any delay in so doing; and every right or power shall continue in full force and effect until specifically waived or released by an instrument in writing executed by Obligees.

            12. Meaning of Terms. In all cases where there is but a single Obligor or a single Guarantor, all words used in the plural shall be deemed to have been used in the singular where the context and construction so require; and when there is more than one Obligor, or when this guaranty is executed by more than one Guarantor, the word "Obligor" and the word "Guarantors" respectively shall mean all and any one or more of them.

            13. Effect on Heirs and Assigns. This guaranty and the liability and obligations of Guarantor under this Agreement are binding on Guarantor and its respective successors, transferees and assigns, and inure to the benefit of and are enforceable by Obligor and their successors, transferees, and assigns.

            14. Governing Law and Modification. This guaranty shall be deemed to be made under, and shall be governed by, the laws of the State of California in all respects, including matters of construction, validity, and performance, and its terms and provisions may not be waived, altered, modified, or amended except in writing duly signed by an authorized officer of Obligees and by Guarantor.

            15. Invalidity. If any provision of this guaranty contravenes or is held invalid under the laws of any jurisdiction, this guaranty shall be construed as though it did not contain that provision, and the rights and liabilities of the parties to this Agreement shall be construed and enforced accordingly.

            IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty on August _____, 2004.

                                            GUARANTOR:

                                            ADVANCED MINERAL TECHNOLOGY OF
                                            NEVADA, Inc., a Nevada Corporation


                                            By:  /s/ H. Phillip Cash
                                                 --------------------------
                                                 H. PHILLIP CASH
                                            Its: President